Exhibit 99.2
CBL & ASSOCIATES PROPERTIES, INC.
CONFERENCE CALL, THIRD QUARTER
October 30, 2014 @ 11:00 AM ET

Katie:

Thank you and good morning. We appreciate your participation in the CBL & Associates Properties, Inc. conference call to discuss third quarter results. Joining me today are Stephen Lebovitz, President and CEO and Farzana Mitchell, Executive Vice President and CFO. I’ll begin by reading our safe harbor disclosure and then will turn it over to Stephen for his remarks.

This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company’s various filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent Annual Report on Form 10-K. During our discussion today, references made to per share amounts are based upon a fully diluted converted share basis.

During this call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. A reconciliation of each non-GAAP financial measure to the comparable GAAP financial measure will be included in today’s earnings release that is furnished on Form 8-K along with a transcript of today’s comments and additional supplemental schedules. This call will also be available for replay on the Internet through a link on our website at cblproperties.com.

Stephen:

Thank you, Katie and good morning everyone. Last quarter we reiterated that same-center NOI growth is a top priority for CBL in 2014. This focus led to outstanding improvement in the third quarter with a 3.0% increase in the overall portfolio and a 3.3% increase for the malls. As a result of this strong performance, we are increasing both FFO and NOI guidance for the full year.

Improved NOI growth at our Tier 2 and 3 malls was a major driver of this quarter’s successful results. In recent calls, we’ve emphasized the significant opportunities within our existing portfolio to generate growth through anchor redevelopment, expansions and an upgraded merchandising mix. A great example is at Monroeville Mall in Pittsburgh, a Tier 3 property, which was a strong contributor to same-center NOI this quarter.

Lease spreads were strong as well with an average increase of 17.6%. Renewal leasing in particular showed improved results with an increase of 15.5% as we converted a number of below market deals to full rents. New lease rates continue to be very healthy with an increase of 23%. Pushing new and renewal lease spreads is a major component of our focus on improving NOI, and results are translating into top-line revenue growth.

Overall occupancy in the portfolio declined slightly by 10 basis points to 93.7% from the prior year period. Occupancy in the same-center mall pool increased 40 basis points from the second quarter and declined 30 basis points year-over-year to 93.3%. The decline was primarily a result of the timing of store openings. We have several malls in the Tier 3 portfolio where boxes under 20,000 square feet were not yet in occupancy at September 30th but will open ahead of the holidays and in the first quarter.

Sales improved as well with an increase of approximately 1% in the quarter, bringing our rolling twelve month sales to a decline of 1.9% or $358 per square foot. Many retailers posted healthy results for the back to school sales season. These same results were mirrored in our portfolio with athletic footwear, eyewear, home furnishings and jewelry performing well and junior, children’s and women’s apparel still struggling. September sales were particularly encouraging, with most of our malls posting their best month of growth this year. Most predictions for the holidays are optimistic with projections in the range of 2% to as high as 4%. Our expectations are closer to the lower end of the range, which should result in roughly flat sales for the year.

There is ongoing speculation about the future of Sears and JCPenney and their impact on our portfolio. JCPenney has generated encouraging improvement in their sales, margins and balance sheet this year. Despite this progress, we continue to anticipate a limited number of store closures in 2015 and have three specific leased stores that we are targeting for redevelopment with strong retail demand for these locations.

Sears recently announced two store closings in our portfolio: Cary, NC and Forsyth, IL, both of which we had anticipated and we have been actively working on redevelopment plans. As we have shown in numerous locations, redevelopment of low productivity anchors is a major opportunity for us to attract new retailers, increase traffic and sales and generate accretive returns at malls in all tiers of our portfolio. A great example is at College Square in Morristown, TN, a Tier 3 property where earlier this year we replaced Sears with a new TJ Maxx and Longhorn Steakhouse driving additional sales and traffic.

Finally, I’d like to spend a few moments with an update on our strategic portfolio transformation. We have several transactions that are in various stages. We closed on the sale of a community center in Vicksburg, MS for $2 million. Discussions are continuing for the mall and associated center that we announced were under contract last quarter. This is a mall that involves a significant redevelopment which has extended the due diligence period. We are also working on a contract for the sale of a community center and expect to have that executed this week. We anticipate 2015 closings for both. These transactions are not binding until due diligence is complete so there is risk they may not come to fruition. We will provide additional details as they are available.

For the remaining malls we are marketing, investors are in various stages of underwriting for portfolios ranging in size. The recent publicity regarding Sears has made underwriting by buyers more challenging, and in certain cases, we have delayed the marketing of properties in our disposition portfolio to finalize leasing with retailers replacing vacating anchors. We continue to receive interest from several new potential investors, which is encouraging. We are also in early stages of exploring potential joint venture opportunities for several assets. While our preference is to sell 100%, a joint venture could provide benefits through a strategic partnership as well as fee income.

As we pursue our portfolio transformation, it is important to note that these are stable properties generating healthy levels of free cash flow. We are investing this cash flow back into our portfolio to generate growth. While the market is eager for us to complete the dispositions as quickly as possible, and we are as well, the NOI from these properties is still improving and we are managing the portfolio to generate additional growth as we move through this process.

I will now turn the call back over to Katie to provide an overview of our redevelopment and development pipeline.

Katie:

Thank you.

As Stephen discussed, some of our best value creation opportunities are within our existing portfolio. The progress at Monroeville Mall in Pittsburgh, PA that was previously mentioned is a perfect example. The property produces a Tier 3 sales level; however, with the recent repositioning completed, it is well-situated to become a Tier 2 property over time. In total, since 2011 we’ve opened more than 370,000 square feet of new shopping and entertainment options including H&M, Forever 21 and a 12-screen Cinemark Theater. The latest opening was the 86,000-square-foot Dick’s Sporting Goods, which celebrated its grand opening in August. This project is a great example of the types of opportunities we look for across all tiers of our existing portfolio.

We are making solid progress replacing the JCPenney stores that closed earlier this year, confirming our emphasis on redeveloping underperforming anchors as a means to significantly revitalize our centers. In Janesville, WI, we have executed leases with ULTA and Dick’s Sporting Goods to replace the former JCPenney location that closed in May. We are working with one additional junior anchor retailer and expect to have that lease signed before year-end. Construction is expected to begin in early 2015 for a fall opening.

At Hickory Point Mall in Forsyth, IL, Hobby Lobby executed a lease for 60,000 square feet in the former JCPenney location and will open in fall 2015. We recently opened Ross Dress for Less and ULTA at the mall and are in discussions with a number of other junior boxes for the Sears store redevelopment. Hickory Point is a prime example of our market dominant strategy. The redevelopment of the JCPenney and Sears boxes has reinforced its position as the location of choice for retailers in that market.

We are actively adding H&M stores at many malls including a recent new store opening at Asheville Mall in Asheville, NC, and a new store that will open just ahead of the holiday season at Burnsville Mall in Burnsville, MN. Earlier this year we opened H&M at three other malls and we are working on several additional H&M leases for openings in 2015.

We recently celebrated another box opening with Burlington’s 63,000-square-foot store joining Northgate Mall here in Chattanooga. We are also continuing construction on the streetscape project at Northgate with Old Chicago Pizza and Taproom joining Old Navy, which opened earlier this year. So far in 2014, we have opened 19 boxes and 14 restaurants across the CBL portfolio.

We have made significant progress on the redevelopments of the two Sears stores we purchased last summer. This week Cheesecake Factory celebrated their grand opening at Fayette Mall in Lexington, KY. Next week, a number of new stores will join them, opening in the former Sears space including Eddie Bauer, Oakley, Clarks, Aveda, H&M, Altar’d State, and Vera Bradley. Additional stores and restaurants such as Pink, Newk’s and Travinia Italian Kitchen are under construction with an early 2015 opening.

Construction is also underway on the Sears redevelopment at CoolSprings Galleria. Cheesecake Factory is opening this November and American Girl, H&M, Belk Home and additional shops and restaurants are set to open in 2015.

Turning to new development activity, our outlet program has become a major driver of growth and is enjoying tremendous success. On July 31st, we celebrated the grand opening of The Outlet Shoppes of The Bluegrass, between Louisville and Lexington, KY. The project opened 100% leased, is enjoying strong sales and is an absolute homerun financially with an initial unleveraged return on cost of 12%.

During the quarter we opened expansion projects at two of our outlet centers. At The Outlet Shoppes of El Paso, the 45,000-square-foot expansion includes Nautica, Motherhood Maternity, New York & Co. with H&M joining in November. Our expansion of The Outlet Shoppes of Oklahoma City includes Forever 21, Lids, and Toys “R” Us. We are also pre-leasing expansions at our Atlanta and Bluegrass projects.

Phase 2 of Fremaux Town Center in Slidell, LA is under construction and will open in October 2015. The 265,000-square-foot project will be anchored by Dillard’s and will include a great line-up of fashion oriented shops.

I will now turn the call over to Farzana to provide an update on financing as well as a review of our financial performance.

Farzana:

Thank you, Katie and good morning.

Since our last call we have accomplished a number of significant goals as we execute our balance sheet strategy. On October 8th, we closed our second senior unsecured notes issuance, raising $300 million at a 4.60% interest rate, a 65 basis point improvement in rate from our inaugural offering one year ago. With the notes maturing in October, 2024, we have maintained our well-laddered maturity schedule. We recently repaid a $113 million loan secured by one of our best properties, Mall del Norte in Laredo, TX, adding to and upgrading the quality of our unencumbered pool of assets.

During the quarter we completed the conveyance of Chapel Hill Mall in Akron, OH to the lender in lieu of foreclosure. An $18.3 million gain on extinguishment of debt, partially offset by non-cash default interest expense of $1.5 million, was recorded. The $68.6 million debt balance was extinguished. This week we completed the conveyance of Columbia Place Mall to the lender in lieu of foreclosure. We anticipate recording a gain in the fourth quarter of approximately $27.1 million and our debt will be reduced by $27.3 million. Consistent with our practice, we will exclude this gain from adjusted FFO.

At September 30th, variable rate debt represented 18.7% of our total debt and we had approximately $940 million available on our lines of credit. We used the proceeds from our $300 million bond issuance to pay down balances on the lines, thereby reducing our exposure to floating rate debt. The increased availability of $1.2 billion allows us to retire secured debt maturing over the next 12-months. Our financial covenants are sound, with a fixed charge coverage ratio of 2.2 times, compared with 2.15 times in the prior year period. The secured debt to gross book value ratio improved from 42% at year-end to 38.9% at quarter end. Our bond covenants are well in excess of the minimum required and we expect continued improvements over time.

Adjusted FFO in the third quarter increased 5.8% to $0.55 per share compared with the prior year period. Adjusted FFO excludes the $16.8 million net impact from the gain on the extinguishment of debt and default interest.

Rental growth in our existing wholly owned and joint venture properties as well as income from newly developed properties, expansions and redevelopments contributed approximately $0.04 to FFO in the quarter. This was offset by approximately $0.02 of lost income from sold properties. FFO also benefited from slightly lower operating expense and

G&A. While our overall debt balance declined by more than $200 million year-over-year, interest expense net of the non-cash default interest was slightly higher as a result of the bonds issued in the fourth quarter 2013.

G&A as a percentage of total revenues was 3.7% for the quarter compared with 3.9% in the prior-year period. G&A declined slightly from the prior year as a result of a one-time reversal of regional expense allocations. Our cost recovery ratio for the third quarter was 99.8% compared with 94.9% in the prior-year period.

Same-center NOI growth in the quarter was 3.0% for the total portfolio and 3.3% in the mall portfolio. As previously discussed, our growth this year is primarily being driven by improvements in rental rates on new leases as we replace underperforming retailers, increased renewal lease spreads and revenue contributions from completed redevelopments and expansions. On a same-center basis minimum rents grew $3.0 million. Percentage rents turned positive in the quarter, increasing $0.1 million and tenant reimbursements were up $2.2 million. Property operating expenses and maintenance and repairs were down roughly $0.8 million despite a rise of $0.5 million in bad debt expense. These improvements were partially offset by a $0.2 million increase in real estate taxes

Our strong year-to-date performance places us just above the high end of our previous guidance range. We anticipate a modest increase in interest expense in the fourth quarter from our recent bond issuance; however, as we look to our projections for the fourth quarter, this should be exceeded by higher income from new properties, new stores and rent growth in renewals. We are increasing our adjusted FFO guidance for 2014 to a range of $2.24 to $2.28 per share. Our guidance range includes a 25 basis point increase in same-center NOI to a range of 1.25% – 2.25% for the year. We continue to anticipate a flat to positive 25 basis point increase in occupancy at year end. Our guidance does not include any future unannounced asset sales or acquisitions.

I’ll now turn the call over to Stephen for concluding remarks.

Stephen:

Thank you, Farzana.

Thank you again for joining us this morning. We are pleased with the third quarter’s significant improvement in same center NOI growth and lease spreads and the strengthening of our balance sheet. As we move into the fourth quarter, our focus is on continuing the positive momentum we have built throughout the year. We look forward to visiting with many of you next week in Atlanta and are now happy to answer any questions you may have.